NSC CORPORATION
                                 49 Danton Drive
                          Methuen, Massachusetts 01844

                             ----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1998

                             ----------------------


To the Stockholders of
NSC Corporation:

The Annual Meeting of Stockholders of NSC Corporation (the "Company") will be held at the Company's Headquarters, located at 49 Danton Drive, Methuen, Massachusetts 01844 on Thursday, May 14, 1998 at 11:00 a.m., local time for the purpose of (i) electing five directors to serve for the ensuing year, and (ii) transacting such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company's principal office.

                                By Order of the Board of Directors


                                Efstathios A. Kouninis
                                Vice President of Finance, Corporate Controller,
                                  Treasurer and Secretary

Methuen Massachusetts
April 14, 1998


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE.

                                TABLE OF CONTENTS

                                                                          Page

VOTING                                                                      1

ELECTION OF DIRECTORS                                                       2
     Information Concerning the Nominees                                    2
     Committees of the Board of Directors and Meetings Held                 4
     Directors' Fees                                                        4

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                             5
     Security Ownership of the Company                                      5
     Security Ownership of Waste Management                                 7

EXECUTIVE COMPENSATION                                                      8
     Summary of Cash and Certain Other Compensation                         8
     Option Exercises and Holdings                                          9
     Stock Options Granted in Last Fiscal Year                              9
     Employment Agreements                                                  9
     Compensation Committee Interlocks and Insider Participation           10
     Board Compensation Committee Report                                   11
     Performance Graph                                                     12

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             13
     Other                                                                 13

INDEPENDENT AUDITORS                                                       14

STOCKHOLDER PROPOSALS                                                      14

OTHER MATTERS                                                              14

                                 NSC CORPORATION
                                 49 Danton Drive
                          Methuen, Massachusetts 01844
                             ----------------------

             PROXY STATEMENT FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1998
                             ----------------------



NSC Corporation (the "Company") is mailing this Proxy Statement to the stockholders of the Company in connection with the solicitation of proxies by the Company's Board of Directors. These proxies will be used at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 14, 1998 at the Company's headquarters, located at 49 Danton Drive, Methuen, Massachusetts 01844 and at any adjournment thereof (the "Annual Meeting").

If a stockholder properly executes and returns the enclosed form of proxy, it will be voted according to his or her instructions. If no instructions are given, it will be voted for the election as directors of the five nominees named below and in the discretion of the proxies with respect to any other matter that may come before the meeting. Any proxy may be revoked by giving notice of revocation to the Company in writing or in open meeting before the proxy is exercised. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokers, nominees, fiduciaries and custodians incurred in sending proxy materials to principals and obtaining their instructions. In addition to the use of the mail, proxies may be solicited in person or by telephone or telegraph. Directors, officers and regular employees of the Company may solicit proxies without additional compensation.

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 14, 1998.


                                     VOTING

The Board of Directors has fixed the close of business on March 31, 1998 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding 9,971,175 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), all of one class and all of which are entitled to be voted at the Annual Meeting. On the Record Date, Rust International, Inc. ("Rust") and Rust Remedial Services Holding Company, Inc. ("Rust Holding"), affiliates of Waste Management, Inc. ("Waste Management"), were the combined owners of record of 5,380,670, or approximately 54%, of the issued and outstanding shares of Common Stock. See "Election of Directors." Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and By-laws, properly executed proxies either marked "abstain" or held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

                              ELECTION OF DIRECTORS


Information Concerning the Nominees

Five directors will be elected at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until earlier death, resignation or removal from office. The Company's management intends that the shares represented by the enclosed proxy will be voted, unless the stockholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the five nominees below.

On May 4, 1993 the Company purchased substantially all the assets of the asbestos-abatement division of The Brand Companies, Inc. ("Brand") pursuant to a Purchase Agreement, dated as of December 23, 1992 as amended, by and among the Company, NSC Industrial Services Corp., OHM, Brand and Waste Management that resulted in each of OHM and Rust owning approximately 40% of the Company's outstanding Common Stock. On March 6, 1998 OHM completed a special pro rata distribution (the "Special Distribution") in which it distributed to its shareholders its shares of the Company's Common Stock. The Company believes that a wholly owned subsidiary of Rust was the owner of approximately 35% of the outstanding OHM common stock on the record date for the Special Distribution. As a result of the Special Distribution, Waste Management and its affiliates beneficially own approximately 54% of the outstanding Common Stock of the Company. Waste Management and its affiliates have informed the Company that they intend to vote all the shares of Common Stock owned by them (collectively, approximately 54% of the outstanding Common Stock) in favor of the election of the nominees named below.

The Company has no reason to believe that any of such nominees will be unable, if elected, to serve as a director. However, if such an event should occur, the Company's management intends that the shares represented by the enclosed proxy will be voted for the remainder of the nominees, and for such substitute nominee or nominees as may be selected by the Company's current Board of Directors.

All of the nominees for director named below are currently serving as directors of the Company for terms expiring at the Annual Meeting. Ms. Pamela K. M. Beall and Mr. Robert J. Blackwell will not stand for re-election.


                                                                      Positions and Other
                                                                  Relationships with the Company
        Name               Age                                        and Business Experience
        ----               ---                                    ------------------------------
Eugene L. Barnett          69       Director. Mr. Barnett is retired and was Vice President of Pittway
                                    Corp., a diversified conglomerate, from 1976 to 1992. He was formerly
                                    Chairman and Chief Executive Officer of Brand from 1976 through
                                    February 1991. Mr. Barnett is a Director of Aptar Group, Inc. and
                                    Pittway Corp.

Victor J. Barnhart         55       Director. Mr. Barnhart has been Chairman and Chief Executive Officer of the Company since December 5, 1996. Prior to joining the Company, Mr.
                                    Barnhart was the President of Integrated Environmental Services - Waste
                                    Management since December 1995 and President of Rust Industrial
                                    Services, Inc., a subsidiary of Rust since May 1993. Prior to that time, he was the Chief Executive Officer of Brand from March 1991 to
                                    May 1993. Mr. Barnhart also served as President of Rust Remedial
                                    Services (RRS) from June 1994 to May 1995. RRS was sold to OHM
                                    Corporation in May of 1995.

Herbert A. Getz            42       Director. Mr. Getz has been Senior Vice President and General Counsel of Waste Management since May 1995 and before that Vice President and
                                    General Counsel of Waste Management since August 1992 and Secretary of
                                    Waste Management since January 1988. Mr. Getz also served as the Vice
                                    President, General Counsel and Secretary


                                                     2



                                    of Wheelabrator Technologies, Inc. from November 1990 to May 1993. In addition, Mr. Getz had been Vice President and Secretary of Rust from
                                    December 1992 until May 1994.

William P. Hulligan        54       Director. Mr. Hulligan served as Vice President of Waste Management from February 1997 until his retirement in November 1997 and now serves as a consultant to Waste Management. Prior to this position, he was
                                    Executive Vice President of Waste Management - North America from
                                    January 1996, President of Waste Management - Midwest from March 1993 and President of Waste Management - East from September 1992.

William M. R. Mapel        66       Director. Mr. Mapel is a private investor and was formerly a Senior
                                    Vice President of Citibank, N.A. from 1969 to 1988, where he was employed for more than 30 years. Mr. Mapel is a Director of Brundage,
                                    Churchill Capital Partners, Galey & Lord, Atlantic Salmon Federation,
                                    Quebec-Labrador Foundation and USLIFE Income Fund, Inc.

Committees of the Board of Directors and Meetings Held

During 1997, the Board of Directors of the Company held a total of five meetings.

Messrs. Barnhart (Chairman), Blackwell and Hulligan are currently members of the Executive Committee, the function of which is to exercise, when the full Board is not in session, and except as otherwise may be provided by law, all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee did not meet during 1997.

Messrs. Mapel (Chairman) and Barnett are members of the Stock Option Committee, the primary function of which is to administer the Company's 1990 Stock Option Plan and approve awards of stock options made thereunder. The Stock Option Committee met three times during 1997.

Messrs. Getz (Chairman), Blackwell and Mapel are currently members of the Compensation Committee, the primary function of which is to review and approve salaries and other benefits for executive officers of the Company and to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs. The Compensation Committee met two times during 1997.

The Company has a standing Audit Committee, the primary function of which is to oversee the accounting and auditing affairs of the Company. Mr. Barnett (Chairman), Ms. Beall and Mr. Hulligan currently serve as members of the Audit Committee. The Audit Committee met one time during 1997.

No director attended less than 75% of Board and applicable committee meetings.

The Company has no standing nominating committee or committee performing similar functions.

Directors' Fees

Directors of the Company who are not employees of the Company or Waste Management or their affiliates receive $22,000 per annum.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


Security Ownership of the Company

The Company's Common Stock trades on The Nasdaq Stock Market under the symbol "NSCC" and is the Company's only outstanding class of voting securities. The following table sets forth certain information as of March 17, 1998, except as otherwise indicated, with respect to the beneficial ownership of the Company's Common Stock (i) by holders of 5% or greater, (ii) each director of the Company,
(iii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iv) by all directors and executive officers of the Company as a group.

                                   Amount and
                  Name of                                   Nature of
                  Beneficial                               Beneficial                    Percentage
                  Owner (1)                               Ownership (2)                   of Class
                  ---------                               -------------                   --------
            Waste Management, Inc.                          5,380,670                       53.97%
            3003 Butterfield Road
            Oakbrook, IL 60521

            FMR Corp. (3)                                     550,400                        5.52%
            82 Devonshire Street
            Boston, MA 02109-3614

            Dimensional Fund Advisors, Inc. (4)               518,300                        5.20%
            1299 Ocean Avenue, 11th Floor
            Santa Monica, CA 90401

            Eugene L. Barnett (5)                              10,000                          *

            Victor J. Barnhart                                  5,000                          *

            Herbert A. Getz                                       500                          *

            William P. Hulligan                                     0                          -

            William M. R. Mapel (5)                            11,000                          *

            Darryl G. Schimeck (5)                             34,500                          *

            Efstathios A. Kouninis (5)                          6,875                          *

            All directors and executive officers as a
            group (7 persons) (6)                              67,875                          *


* Less than 1%

(1) Except as otherwise indicated, the address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned.

(3) According to Amendment No. 1 to Schedule 13G, dated February 14, 1998, FMR Corp. has sole or shared voting power as to none of such shares of Common Stock and sole investment power as to 550,400 shares of Common Stock.

(4) According to Schedule 13G, dated February 6, 1998, Dimensional Fund Advisors, Inc. ("Dimensional") has sole voting power with respect to 351,900 shares of Common Stock and sole investment power with respect to 518,300 shares of Common Stock. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 418,300 shares of Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment advisor. Dimensional disclaims beneficial ownership of all such shares.

(5) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase up to 10,000, 10,000, 32,500 and 6,875 shares of Common Stock by Messrs. Barnett, Mapel, Schimeck and Kouninis, respectively, granted pursuant to the Company's 1990 Stock Option Plan.

(6) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase up to 59,375 shares.

Security Ownership of Waste Management

The following table sets forth certain information as of March 17, 1998, except as otherwise noted, with respect to the beneficial ownership of Waste Management common stock by (i) each director of the Company, (ii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                   Amount and
                     Name of                                   Nature of
                     Beneficial                               Beneficial                   Percentage
                     Owner (1)                               Ownership (2)                  of Class
                     ---------                               -------------                  --------

            Eugene L. Barnett                                       0                          -

            Victor J. Barnhart (3)                             47,998                          *

            Herbert A. Getz (4)                               264,921                          *

            William P. Hulligan (5)                           261,243                          *

            William M. R. Mapel                                     0                          -

            Darryl G. Schimeck (6)                                 32                          *

            Efstathios A. Kouninis                                  0                          -

            All directors and executive officers as a
            group (7 persons) (7)                             574,194                          *


*    Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 47,728 shares. Includes 270 shares held under the Waste Management Profit Sharing and Savings Plan.

(4) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 182,762 shares, but does not include 240 shares held by Mr. Getz's wife and 165 shares held on behalf of one of his children as to which he disclaims beneficial ownership. Includes 2,857 shares held under the Waste Management Profit Sharing and Savings Plan.

(5) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 218,609 shares. Includes 13,982 and 25,737 shares held under the Waste Management Retirement and Non-qualified Retirement Savings Plans, respectively.

(6) Consists of 32 shares held under the Waste Management Profit Sharing and Savings Plan.

(7) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 449,099 shares.

                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 1997, 1996, and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of the Company, including the Chief Executive Officer of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-term
                                                                                       Compensation
                                                                                      Securities         All Other
                 Name and                                 Annual Compensation        Underlying          Compensation
            Principal Position                Year     Salary ($)   Bonus ($) (1)      Options (#)       ($)  (5)
            ------------------                ----     ----------   -------------   ----------------    --------------

     Victor J. Barnhart                       1997       248,093             -              -              9,526
       Chairman of the Board and              1996             -             -        250,000   (2)            -
       Chief Executive Officer

     Darryl G. Schimeck                       1997       180,003        15,000              -                  -
       President and Chief Operating          1996       137,954        79,519        100,000   (3)        0,340
       Officer                                1995       124,432        49,773              -              4,451

     Efstathios A. Kouninis                   1997        99,429        37,163         57,500  (3)             -
       Vice President of Finance,             1996        87,464        45,000         12,500  (3)             -
       Corporate Controller, Treasurer
       and Secretary

     J. Drennan Lowell                        1997       106,258             -              -              2,200
       Former Vice President, Chief           1996       170,780        98,717        100,000   (4)        9,600
       Financial Officer, Treasurer and       1995       149,354        60,000              -              8,861
       Secretary


----------
(1) Messrs. Schimeck and Kouninis received incentive payments for continued employment, per the terms of their respective employment agreements, of $15,000 and $7,500, respectively, for 1997 and $20,000 and $15,000, respectively, for 1996. Messrs. Schimeck and Lowell received the full 1996 bonus and half of the 1995 bonus amounts deferred for 1996, including one year interest on this deferred amount, in 1997.

(2) The options granted to Mr. Barnhart vest after December 5, 1999 and are exercisable at the fair market value of the underlying securities at the date of the grant.

(3) The options granted to Messrs. Schimeck and Kouninis vest proportionately over a four year period and are exercisable at the fair market value of the underlying securities at the date of the grant.

(4) Mr. Lowell resigned his employment with the Company on August 7, 1997. The options granted to Mr. Lowell were forfeited pursuant to the terms of a Release Agreement executed in February 1998.

(5) For 1995, 1996 and 1997, respectively, "All Other Compensation" includes $44,451 for relocation expenses reimbursed to Mr. Schimeck, $20,340 for the tax gross-up associated with those relocation expenses and a $25,000 payment to Mr. Lowell in connection with his termination of employment. The remaining amounts in "All Other Compensation" represent vehicle allowances.

Option Exercises and Holdings

The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                  Number of Securities          Value of Unexercised in the
                                         Value Realized           Underlying Unexercised                    Money
                            Shares       (Market Price at         Options at FY-End (#)                   Options at FY-End ($)
                          Acquired on     Exercise Less       ----------------------------         -------------------------
                          Exercise (#)  Exercise Price)   Exercisable  Unexercisable   Exercisable     Unexercisable
                          -----------   -------------
Victor J. Barnhart           -                -                 -          250,000          $     -     $ 187,500

Darryl G. Schimeck           -                -            32,500           67,500           24,375       50,625

Efstathios A. Kouninis       -                -             6,875           63,125            5,156       25,898

Stock Options Granted in Last Fiscal Year

The following table sets forth stock options granted by the Company to the named executive officer during 1997:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                  Individual Grants                                         Potential Realizable
                          -----------------------------------------------------------------------------       Value at Assumed
                          Number of Shares            % of Total Options                                    Annual Rates of Stock
                               of Common Stock            Granted to         Exercise or                     Price Appreciation
                             Underlying                  Employees in        Base Price     Expiration           Option Term
                              Options Granted (#)         Fiscal Year         ($/Share)        Date            5%              10%
                              -------------------         -----------        ----------      --------     ------------  ----------

Efstathios A. Kouninis           2,500                        4%               $  2.44       2/20/07          $    3,836 $    9,722
                                55,000                       96%                  2.38      12/10/07              82,324    208,621

Employment Agreements

The Company entered into an Employment Agreement with Victor J. Barnhart dated March 12, 1997 in order to secure his services as Chairman and Chief Executive Officer. This Agreement provides the Company with the benefit of certain non-competition provisions, and it assures Mr. Barnhart that his base salary of $250,000 will not be reduced during his employment. If the Company terminates Mr. Barnhart without cause, as defined in the Agreement, prior to December 31, 1999, he is entitled to receive, as severance, his salary until the later of that date or one year following his termination. If he is terminated without cause after that date, he is entitled to receive his salary for one year following the termination. If a change of control of the Company, as defined in the Agreement, occurs and Mr. Barnhart is then terminated without cause or voluntarily terminates his employment after a reduction in his duties or compensation or a request that he relocate, he is entitled to the above-described severance benefits.

The Company entered into Employment Security Agreements with each of Messrs. Schimeck and Kouninis dated October 2, 1996. These agreements provide the Company with the benefit of certain non-competition provisions, and assure Messrs. Schimeck and Kouninis that each of their base salaries as of the date of execution of the agreements will not be reduced below that level during the period ending on December 31, 1998 and October 8, 1998, respectively. The agreements also provide that Messrs. Schimeck and Kouninis will receive supplemental incentive payments for continued employment through 1997 and 1998 which, for Mr. Schimeck, will be the greater of 35% of his actual earned incentive payment under applicable incentive plans or $15,000 and, for Mr. Kouninis, a lump sum of $7,500. If the executive is terminated without cause, he is entitled to the greater of the amount of the base salary remaining to be paid before December 31, 1998 and October 8, 1998, respectively, or one year of base salary.

Compensation Committee Interlocks and Insider Participation

Messrs. Getz, Blackwell and Mapel were members of the Compensation Committee of the Board of Directors during 1997, none of whom are officers or former officers of the Company.

Board Compensation Committee Report *

The primary function of the Compensation Committee is to review and approve salaries and other benefits for executive officers of the Company and to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs. The Compensation Committee is currently composed of three directors, Messrs. Getz, Blackwell and Mapel, who are not executive officers of the Company. Mr. Getz, however, is an executive officer of Waste Management which currently, through ownership of Rust, is the owner of approximately 54% of the issued and outstanding Common Stock of the Company and Mr. Blackwell was an executive officer of OHM, which was the owner of 40% of the issued and outstanding Common Stock of the Company prior to the Special Distribution. Set forth below is a report of Messrs. Getz, Blackwell and Mapel in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1997 as they affected the executive officers who, for 1997, were the Company's most highly paid executive officers.

Compensation Policies Towards Executive Officers. The majority of the compensation received by the executive officers of the Company, as reflected in the compensation table, consisted of a base salary, and an incentive payment for 1997 as determined under the 1994 Management Incentive Compensation Plan (the "Incentive Plan").

The base salaries of the executive officers were generally set at levels recommended by the Chairman and Chief Executive Officer of the Company and approved by the Compensation Committee. Each of the executive officers had the opportunity to earn incentive payments under the Incentive Plan based on the achievement of certain performance goals determined by the Compensation Committee in conjunction with the Company's annual business plan. The amount of incentive payment is targeted at a percentage of each executive's base salary and can be increased or decreased depending on whether the operating cash flow and operating income of the Company meet, exceed or fall below the targeted operating cash flow and operating income set by the Compensation Committee. In addition, the Compensation Committee, from time to time, grants stock options to executive officers under the Company's 1990 Stock Option Plan to reward past performance and encourage future performance. During 1997, the Compensation Committee made two grants of stock options to one executive officer, aggregating 57,500 shares of Common Stock, at the market price on the date of grant based on the Compensation Committee's subjective evaluation of such executive officer's past performance and promotion.

Mr. Barnhart. Mr. Barnhart became Chairman and Chief Executive Officer on December 5, 1996. The Company entered into an Employment Agreement dated March 12, 1997 with Mr. Barnhart, and the Employment Agreement set his base salary of $250,000 per year with the intention that future increases would be tied to both the future performance of the Company and to his personal performance as assessed by the Compensation Committee. In addition, in connection with Mr. Barnhart's Employment Agreement, he was granted options for 250,000 shares of Common Stock, which vest in full at the expiration of the Employment Agreement on December 31, 1999.

Messrs. Schimeck and Kouninis. In an effort to retain the services of key employees, the Company entered into Employment Security Agreements with Messrs. Schimeck and Kouninis dated October 2, 1996 which included execution bonuses of $20,000 and $15,000, respectively, and provided for certain supplemental incentive payments.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given fiscal year to certain executives. The Compensation Committee does not believe it is likely that the deductibility of compensation paid by the Company will be limited by the operation of Section 162(m).

                                                                 HERBERT A. GETZ
                                                             ROBERT J. BLACKWELL
                                                                WILLIAM R. MAPEL



----------

*Note: This report is not incorporated by reference in any prior or future
       Commission filing, directly or by reference to the incorporation of the proxy statements of the Company, unless such filing specifically incorporates this report.

Performance Graph *

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return for S&P Composite-500 Stock Index and a peer group of companies selected by the Company consisting of companies in which significant amounts of revenues are derived from the asbestos-abatement business (the "Peer Group") for the period of five years commencing December 31, 1992 and ending December 31, 1997. The Peer Group includes American ECO Group, Inc., Foster Wheeler Corporation, PDG Environmental, Inc., Philip Environmental, Inc. ("Philips"), which went public February 1993, and Sevenson Environmental Services, Inc. ("Sevenson"). Allwaste, Inc. ("Allwaste"), which was included in the Peer Group for the Performance Graph contained in the Proxy Statement for the Company's 1997 Annual Meeting, was excluded from the following Performance Graph as a result of its purchase by Philips. Sevenson was added to the Peer Group to replace Allwaste.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON
                      COMMON STOCK, S&P 500 AND PEER GROUP

              (Market Value of $100 Invested on December 31, 1992)



[typeset representation of line chart]

                      12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                      --------  --------  --------  --------  --------  --------
NSC Corporation        100.00     61.22     52.20    42.68     56.10      67.07
S&P 500                100.00    110.04    111.56   152.47    186.46     244.28
Peer Group             100.00    104.18     85.48    95.83    140.76     248.96

[end line chart]

----------
*Note: This information is not incorporated by reference in any prior or future
       Commission filing, directly or by reference to the incorporation of the proxy statements of the Company, unless such filing specifically incorporates this information.


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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Other

The Company has, from time to time, provided asbestos-abatement and related services to OHM and its affiliates on a subcontract basis. Revenues earned from these affiliates for such services were $237,000 for the year ended December 31, 1997. In addition, the Company has, from time to time, provided asbestos-abatement and related services to Rust and certain of its affiliates on a subcontract basis. Revenues earned from Rust and its affiliates for such services were $7,000 for the year ended December 31, 1997. Rust and certain of its affiliates also provided scaffolding, disposal, demolition, and other related services to the Company on a subcontract basis. The costs for such services were $770,000 for the year ended December 31, 1997. Rust also rented demolition equipment to the Company for which it was charged $418,000 for the year ended December 31, 1997.

                              INDEPENDENT AUDITORS

Ernst & Young LLP, has been selected as the Company's independent auditors for the fiscal year ending December 31, 1998. Ernst & Young LLP has served as the Company's independent auditors since May 1990. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

Proposals for the 1999 Annual Meeting of Stockholders must be received by December 18, 1998 to be included in the Company's proxy statement and proxy.


                                  OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

The Company will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 1997 including financial statements and schedules thereto, but excluding other exhibits, without charge, to any person upon written request addressed to Efstathios A. Kouninis, Vice President of Finance, Corporate Controller, Treasurer and Secretary, NSC Corporation, 49 Danton Drive, Methuen Massachusetts 01844.





                                Efstathios A. Kouninis
                                Vice President of Finance, Corporate Controller,
                                 Treasurer and Secretary

Methuen Massachusetts
April 14, 1998


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